Exhibit 99.1

                ESI Announces Fiscal 2007 Second Quarter Results

     PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 4, 2007--Electro Scientific Industries, Inc. (Nasdaq:ESIO), a leading provider of world-class production laser systems for microengineering applications, today announced results for its fiscal 2007 second quarter ended December 2, 2006.

     Second quarter sales were $59.3 million, down 1% compared to first quarter sales of $60.2 million and up 22% compared to prior year second quarter sales of $48.6 million. Operating income for the quarter was $3.6 million, compared with operating income of $7.1 million in the first quarter and operating income of $1.8 million in the second quarter a year ago. Net income for the quarter was $3.8 million, or $0.13 per basic and diluted share, compared with net income of $6.8 million, or $0.23 per basic and diluted share, in the first quarter and net income of $3.2 million, or $0.11 per basic and diluted share, in the second quarter a year ago.

     Included in the second quarter 2007 operating results was $0.9 million of stock-based compensation expense, up from $0.6 million in the first quarter. Additionally, the second quarter included a $1.0 million recovery relating to insurance coverage for the shareholder and derivative litigation of 2004, which reduced operating expense in the quarter. Included in the first quarter 2007 results was a $1.3 million insurance recovery which also reduced operating expense. The company anticipates no further recoveries from these matters.

     Orders for the second quarter were $62.4 million, a decrease of 8% compared with $67.6 million in the first quarter and a decrease of 4% compared with $64.9 million in the second quarter of fiscal 2006.

     Backlog of $42 million at the end of the second quarter was down from $58 million at the end of the prior quarter. Backlog was adjusted downward $18 million during the quarter as the result of a customer's request to convert part of a previous order for UV-based semiconductor systems to IR-based systems and to postpone delivery of additional UV-based systems. Because the postponement extended the shipment date for the systems beyond the 12-month internal requirement to be classified as backlog, the company decided to remove the systems from backlog. This request was a decision by a single customer to extend IR-based technology on current fuse designs in the near-term, with the intention of utilizing UV-based technology over the longer term.

     Deferred revenue increased $1.1 million from the first quarter, ending the second quarter at $13.3 million. Deferred revenue increased less than expected as several late quarter shipments of new products were accepted prior to the end of the quarter.

     "Industry demand remained healthy in each of our markets during the quarter," noted Nick Konidaris, ESI's president and chief executive officer. "Despite the sequential decline in orders which was the result of fluctuations in the order timing of major customers, we believe a pattern of steady growth continued as orders grew on a two-quarter rolling average basis. The semiconductor business remained strong as the capacity ramp continued in the DRAM manufacturing market as end-market drivers, including Microsoft's Windows Vista(TM) operating system, drove accelerated bit rate growth. Further, adoption of our UV-based DRAM link-processing tool is proceeding well, as customers representing over half of the industry are now utilizing this technology in production. In addition, orders for both the components and interconnect businesses remained strong as broad-based end-market demand continued to drive demand."

     Konidaris continued, "While the revenue level for the quarter was at the upper-end of our expectations, we were disappointed with the company's gross margin performance. Going forward, as recently launched and soon-to-be launched new products assume a larger percentage of sales, we believe gross margins should revert back to levels consistent with our target operating model."

     Gross margin of 41 percent was down from 45 percent in the first quarter. The decrease in gross margin was in equal part due to incremental manufacturing related expenses and a change in sales mix. Sales mix was impacted by both a revenue mix shift away from semiconductors, ESI's highest margin business, and a mix shift to lower margin sales within the business units. The incremental manufacturing related expenses are not expected to recur in the third quarter.

     Operating expenses were $20.6 million, up $0.4 million from $20.2 million in the prior quarter. Excluding the impact of insurance-related recoveries in both quarters and stock compensation expense, operating expense was approximately flat.

     Interest and other income of $2.3 million was down from $2.9 million in the first quarter due to interest received on tax refunds in the first quarter as well as lower average invested balances. The decrease was partially offset by higher investment returns.

     Cash and investments were $217 million, up $4 million from the end of the first quarter. The increase in cash was primarily due to a decrease in accounts receivable and the net income earned during the quarter. The increase was partially offset by an equity investment made during the quarter and an increase in inventory.

     Accounts receivable decreased $7 million during the quarter to $54 million. The decrease was primarily due to cash collections of several shipments that occurred late in the prior quarter.

     Inventories of $72 million increased $5 million from the prior quarter. The increase was primarily due to mid-quarter sales mix changes as well as additional engineering systems required prior to new product launch.

     Konidaris added, "In an environment of healthy industry fundamentals, we expect to continue to see a growth pattern on a two-quarter rolling average basis, while we also continue to experience fluctuations in quarterly order timing. Given existing backlog and order expectations, we believe third quarter shipments and revenue will be in the range of $55 million to $65 million. We expect the gross margin percentage in the third quarter to increase by approximately 2 to 3 percentage points from the second quarter. While the incremental manufacturing-related expenses incurred in the second quarter are not expected to recur, the sales mix is not expected to improve substantially until after the third quarter. We anticipate operating expenses to be approximately flat compared to the second quarter, excluding the impact of the $1.0 million insurance recovery in the second quarter. Included in the margin and operating expense guidance is expected pre-tax stock compensation expense of approximately $0.9 million. We believe net interest and other income in the third quarter will be approximately $2.4 million. And lastly, we expect the tax rate for the third quarter to be approximately 20%, given the recent reinstatement of the R&D tax credit. We now expect our normalized tax rate to be approximately 32%."

     The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.

     The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants) with conference ID number 4428999. A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through January 11, 2007 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants). The audio replay will also be available on the ESI website.

     Forward-Looking Statements

     This press release includes forward-looking statements concerning the markets we serve, shipments and revenue, gross margins, operating expenses, stock compensation expense, non-operating income, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry -- which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; the company's ability to create and sustain intellectual property protection around its products; the company's ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

     About ESI, Inc.

     ESI is a pioneer and leading supplier of world-class production laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company's industry-leading, application-specific products enhance electronic-device performance in three key sectors -- semiconductors, components and electronic interconnect -- by enabling precision fine-tuning of device microfeatures in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.


                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                (In thousands, except per share data)
                             (Unaudited)

Operating Results:               Three Months Ended  Six Months Ended
                                 ------------------ ------------------
                                 Dec. 2,   Nov. 26, Dec. 2,   Nov. 26,
                                    2006     2005      2006     2005
                                 -------------------------------------
Net sales                         $59,301  $48,643  $119,465  $93,151
Cost of sales                      35,027   27,475    67,910   52,336
                                 --------- -------- --------- --------
Gross profit                       24,274   21,168    51,555   40,815
Operating expenses:
 Selling, service and
  administration                   12,023   11,365    24,181   22,442
 Research, development and
  engineering                       9,617    7,983    18,921   15,812
 Insurance recoveries              (1,000)       -    (2,287)       -
                                 --------- -------- --------- --------
 Total operating expenses          20,640   19,348    40,815   38,254
                                 --------- -------- --------- --------
Operating income                    3,634    1,820    10,740    2,561
Interest and other income, net      2,278    2,270     5,188    3,511
                                 --------- -------- --------- --------
Income before income taxes          5,912    4,090    15,928    6,072
Provision for income taxes          2,123      902     5,367    1,537
                                 --------- -------- --------- --------
 Net income                       $ 3,789  $ 3,188  $ 10,561  $ 4,535
                                 ========= ======== ========= ========
Net income per share - basic and
 fully diluted                    $  0.13  $  0.11  $   0.36  $  0.16
                                 ========= ======== ========= ========


                 Electro Scientific Industries, Inc.

                     Analysis of FY 2007 Results
                        (Dollars in thousands)
                             (Unaudited)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               Dec. 2,   Nov. 26,  Dec. 2,   Nov. 26,
                                  2006      2005      2006      2005
                               ---------------------------------------
Sales detail:

 Semiconductor Group           $ 29,440  $ 25,237  $ 61,183  $ 53,138

 Passive Components Group        15,892    12,033    34,524    23,082

 Electronic Interconnect Group   13,969    11,373    23,758    16,931
                               --------- --------- --------- ---------

 Total                         $ 59,301  $ 48,643  $119,465  $ 93,151
                               ========= ========= ========= =========

Gross margin %                       41%       44%       43%       44%

Selling, service and
 administration expense % (a)        19%       23%       18%       24%

Research, development and
 engineering expense %               16%       16%       16%       17%

Operating income %                    6%        4%        9%        3%

Effective tax rate %                 36%       22%       34%       25%

Average shares outstanding -
 basic                           29,128    28,705    29,102    28,674

Average shares outstanding -
 diluted                         29,522    28,997    29,303    28,896

End of period employees             617       584       617       584

(a) Includes insurance recoveries.


                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                        (Amounts in thousands)
                             (Unaudited)

Financial Position As Of:                 Dec. 2,   Sep. 2,   Jun. 3,
                                            2006      2006      2006
                                          ----------------------------
Assets
Current assets:
 Cash and cash equivalents               $ 89,271  $ 75,326  $ 79,961
 Marketable securities                    125,184   135,552   140,106
                                          --------  --------  --------
     Total cash and securities            214,455   210,878   220,067

 Trade receivables, net                    53,582    60,112    47,978
 Income tax refund receivable                 691       978     1,570
 Inventories                               72,302    67,445    63,834
 Shipped systems pending acceptance         3,221     3,382     3,941
 Deferred income taxes                     12,104    12,279    11,982
 Prepaid and other current assets           8,250     6,033     4,410
                                          --------  --------  --------
     Total current assets                 364,605   361,107   353,782

Long-term marketable securities             3,009     2,504     9,265
Property, plant and equipment, net         45,050    45,710    43,338
Deferred income taxes, net                 10,128    10,399    13,318
Other assets                               31,924    26,451    17,762
                                          --------  --------  --------
     Total assets                        $454,716  $446,171  $437,465
                                          ========  ========  ========

Liabilities and shareholders' equity
Current liabilities:
 Accounts payable                        $ 13,298  $ 14,848  $ 11,272
 Accrued liabilities                       25,608    22,760    24,705
 Deferred revenue                          13,344    12,259    13,321
                                          --------  --------  --------
     Total current liabilities             52,250    49,867    49,298

Shareholders' equity:
Preferred and common stock                169,492   167,750   166,459
Retained earnings                         232,583   228,794   222,022
Accumulated other comprehensive income
 (loss)                                       391      (240)     (314)
                                          --------  --------  --------
     Total shareholders' equity           402,466   396,304   388,167
                                          --------  --------  --------
     Total liabilities and shareholders'
      equity                             $454,716  $446,171  $437,465
                                          ========  ========  ========

End of period shares outstanding           29,154    29,097    29,051
                                          ========  ========  ========

Total cash and investments               $217,464  $213,382  $229,332
                                          ========  ========  ========


                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                        (Amounts in thousands)
                             (Unaudited)

Consolidated Statements of Cash Flows:               Six Months Ended
                                                    ------------------
                                                    Dec. 2,   Nov. 26,
                                                       2006     2005
                                                    ------------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                       $ 10,561  $ 4,535
Adjustments to reconcile net income to net cash
provided by operating activities:
   Depreciation and amortization                       4,108    3,858
   Stock-based compensation expense                    1,488      936
   Tax benefit of stock options exercised                  -      890
   Provision for doubtful accounts                       104     (144)
   Loss on disposal of property and equipment              -       46
   Insurance recovery on damaged equipment            (1,287)       -
   Deferred income taxes                               2,947      320
Changes in operating accounts:
   Increase in trade receivables, net                 (5,344)    (491)
   Decrease in income tax refund receivable              879    7,809
   (Increase) decrease in inventories                (12,142)   1,578
   Decrease in shipped systems pending acceptance        720      749
   Increase in prepaid and other current assets       (3,722)  (1,855)
   Increase in accounts payable and other current
    liabilities                                        2,927    7,533
   Increase in deferred revenue                           23      356
                                                    --------- --------
Net cash provided by operating activities              1,262   26,120
                                                    --------- --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment             (5,718)  (9,478)
Minority equity investments                          (11,000)       -
Insurance recovery on damaged equipment                1,287        -
Change in investments, net                            21,672   20,575
(Increase) decrease in other assets                      397   (6,373)
                                                    --------- --------
Net cash provided by investing activities              6,638    4,724
                                                    --------- --------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and stock
 plans                                                 1,410    1,750
                                                    --------- --------
Net cash provided by financing activities              1,410    1,750
                                                    --------- --------

NET CHANGE IN CASH AND CASH EQUIVALENTS             $  9,310  $32,594

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD    $ 79,961  $61,314
                                                    --------- --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD          $ 89,271  $93,908
                                                    ========= ========


     CONTACT: ESI
              Craig Stoehr, 503-671-7061